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                                                                  EXHIBIT 99.h-2


                            TRANSFER AGENCY AGREEMENT


         THIS TRANSFER AGENCY AGREEMENT is made as of this 16th day of February, 2000, by and between Lend Lease Funds, a Delaware business trust (the "Trust"), and Sunstone Financial Group, Inc., a Wisconsin corporation ("Sunstone").

                                R E C I T A L S:

         WHEREAS, the Trust is registered under the 1940 Act as an open-end management investment company; and

         WHEREAS, the Trust desires to retain Sunstone to render certain transfer agency and dividend disbursement services, and Sunstone is willing to render such services, all in accordance with the terms of this Agreement.

                              A G R E E M E N T S:

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

         1.01 1940 ACT shall mean the Investment Company Act of 1940, as amended from time to time.

         1.02 AUTHORIZED PERSON shall mean any individual who is authorized to provide Sunstone with Instructions and requests on behalf of the Trust, whose name shall be certified to Sunstone from time to time pursuant to Section 7.01 of this Agreement.

         1.03 BOARD OF TRUSTEES shall mean the Board of Trustees of the Trust.

         1.04 CUSTODIAN shall mean the financial institution appointed as custodian under the terms and conditions of the custody agreement between the financial institution and the Trust, or its successor.

         1.05 DECLARATION OF TRUST shall mean the Declaration of Trust or other similar operational document of the Trust, as the case may be, as the same may be amended from time to time.

         1.06 EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended from time to time.

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         1.07 FUND shall mean each separate series of Shares offered by the
Trust representing interests in a separate portfolio of securities and other assets for which the Trust has appointed Sunstone as transfer agent and dividend disbursing agent under this Agreement.

         1.08 FUND BUSINESS DAY shall mean each day on which the New York Stock Exchange, Inc. is open for trading.

         1.09 INSTRUCTIONS shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Sunstone. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

         1.10 PROSPECTUS shall mean the current Prospectus and Statement of Additional Information with respect to a Fund including any applicable supplement actually received by Sunstone from the Trust, with respect to which the Trust has indicated a registration statement has become effective under the Securities Act and the 1940 Act.

         1.11 SECURITIES ACT shall mean the Securities Act of 1933, as amended from time to time.

         1.12 SHARES shall mean such shares of beneficial interest, or class thereof, of each respective Fund of the Trust as may be issued from time to time.

         1.13 SHAREHOLDER shall mean a record owner of Shares of each respective Fund of the Trust.


                                   ARTICLE II

                          APPOINTMENT OF TRANSFER AGENT

         2.01 APPOINTMENT. The Trust hereby appoints Sunstone as transfer agent and dividend disbursing agent of all the Shares of the Trust during the term of this Agreement with respect to each Fund listed on Schedule A hereto, and any additional Fund the Trust and Sunstone may agree to include on any amended Schedule A. Sunstone hereby accepts such appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

         2.02 DUTIES.

              A. Sunstone shall perform the transfer agent and dividend disbursement services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B (collectively, the "Services"). Sunstone shall have no duties or responsibilities other than those specifically set forth in this Agreement, and no covenant or obligation to carry out any other duties or responsibilities shall be implied in this Agreement against Sunstone.

              B. Sunstone may, in its discretion, appoint other parties to carry out some or all of its responsibilities under this Agreement; provided, however, that unless the Trust shall enter into a written agreement with any such party, the party shall be the agent of Sunstone and not the agent of the Trust.

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In such event, Sunstone shall be fully responsible for the acts or omissions of such party and shall not be relieved of any of its responsibilities hereunder by the appointment of such party.

         2.03 DELIVERIES.

                  A. In connection with Sunstone's appointment as transfer agent and dividend disbursing agent, the Trust shall deliver or cause the following documents to be delivered to Sunstone:

                  (1) A copy of the Declaration of Trust and By-laws of the Trust and all amendments thereto, certified by the Secretary of the Trust;

                  (2) A certificate signed by the President and Secretary of the Trust specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any;

                  (3) A certified copy of the resolutions of the Board of Trustees of the Trust appointing Sunstone as transfer agent and dividend disbursing agent and authorizing the execution of this Transfer Agency Agreement on behalf of the Trust;

                  (4) Copies of the Trust's Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Trust with the Securities and Exchange Commission under the Securities Act and the 1940 Act, together with any applications filed in connection therewith;

                  (5) An opinion of counsel for the Trust with respect to the Trust's organization and existence under the laws of its state of organization, the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective, or if exempt, the specific grounds therefor); and

                  (6) The certificate required by Section 7.01 of this Agreement, signed by an officer of the Trust and designating the names of the Trust's initial Authorized Persons.

                  B. The Trust agrees to deliver or to cause to be delivered to Sunstone in Milwaukee, Wisconsin, at the Trust's expense, all of its Shareholder account records in a format acceptable to Sunstone, as well as all other documents, records and information that Sunstone may reasonably request in order for Sunstone to perform the Services hereunder.

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                                   ARTICLE III

                             COMPENSATION & EXPENSES

         3.01 COMPENSATION. As compensation for the performance of the Services, the Trust agrees to pay Sunstone the fees set forth on Schedule C attached hereto. The parties may amend Schedule C to include fees for any additional services requested by the Trust, or to add Funds for which Sunstone has been retained. The Trust shall pay Sunstone for any Services added to Schedule C after the execution of this Agreement at such rate as may be agreed upon between the parties.

         3.02 EXPENSES. The Trust also agrees to promptly reimburse Sunstone for all out-of-pocket expenses or disbursements incurred by Sunstone in connection with the performance of Services under this Agreement and may, at Sunstone's discretion, pay such expenses directly. Out-of-pocket expense shall include, but not be limited to, those items specified on Schedule C hereto. If requested by Sunstone, postage expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven days prior to the anticipated mail date. In the event Sunstone requests advance payment, Sunstone shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

         3.03 PAYMENT PROCEDURES.

                  A. The Trust agrees to pay all amounts due hereunder within fifteen days of the date reflected on the statement for such Services (the "Due Date"). Sunstone shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Sunstone). Sunstone may, at its option, arrange to have various service providers submit invoices directly to the Trust for payment of reimbursable out-of-pocket expenses.

                  B. The Trust is aware that its failure to remit to Sunstone all amounts due on or before the Due Date will cause Sunstone to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Sunstone does not receive any amounts due hereunder by the Due Date, the Trust agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Trust shall pay Sunstone's reasonable attorney's fees and court costs if any amounts due Sunstone are collected by or through an attorney. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Trust's late payment. Acceptance of such late charge shall in no event constitute a waiver by Sunstone of the Trust's default or prevent Sunstone from exercising any other rights and remedies available to it.

         3.04 ALLOCATION OF RISK. The Trust acknowledges that the fees charged by Sunstone under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations on liability in
Article VIII. Modifying the allocation of risk from what is stated herein would affect the fees that Sunstone charges. Accordingly, in consideration of those fees, the Trust agrees to the stated allocation of risk.


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                                   ARTICLE IV

                            PROCESSING AND PROCEDURES

         4.01 ISSUANCE, REDEMPTION AND TRANSFER OF SHARES

                  A. Sunstone agrees to accept purchase orders and redemption requests with respect to the Shares of each Fund on each Fund Business Day in accordance with such Fund's Prospectus; provided, however, that Sunstone shall only accept purchase orders from states in which the Shares are registered, as indicated from time to time by the Trust. Sunstone shall, as of the time at which the net asset value of each Fund is computed on each Fund Business Day, issue to and redeem from the accounts specified in a purchase order or redemption request in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the net asset value per Share of the respective Fund specified in an advice received on such Fund Business Day from or on behalf of the Fund. Sunstone shall not be responsible for the payment of any original issue or other taxes required to be paid by the Trust in connection with the issuance of any Shares in accordance with this Agreement. Sunstone shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and Sunstone shall be entitled to rely upon such written notification.

                  B. Upon receipt of a redemption request and monies paid to it by the Custodian in connection with a redemption of Shares, Sunstone shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectus.

                  C. Except as otherwise provided in this paragraph, Sunstone will transfer or redeem Shares upon presentation to Sunstone of instructions endorsed for exchange, transfer or redemption, accompanied by such documents as Sunstone deems necessary to evidence the authority of the person making such transfer or redemption. Sunstone reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement or instructions are valid and genuine. For that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a guarantee of signature by an "Eligible Guarantor Institution" as that term is defined by SEC Rule 17Ad-15. Sunstone also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which Sunstone, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such transfer or redemption. Sunstone may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Trust in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, Sunstone shall be fully protected by each Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever Sunstone reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures described in the Prospectus.

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                  D. Notwithstanding any provision contained in this Agreement to the contrary, Sunstone shall not be required or expected to require, as a condition to any transfer or redemption of any Shares pursuant to a computer tape or electronic data transmission, any documents to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

                  E. In connection with each purchase and each redemption of Shares, Sunstone shall send such statements as are prescribed by the Federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares have not been and will not be offered by the Trust or available to investors.

                  F. Sunstone and the Trust shall establish procedures for effecting purchase, redemption or transfer transactions accepted from investors by telephone or other methods consistent with the terms of the Prospectus. Sunstone may establish such additional procedures, rules and regulations governing the purchase, redemption or transfer of Shares, as it may deem advisable and consistent with the Prospectus and industry practice. Sunstone shall not be liable, and shall be held harmless by the Trust, for its actions or omissions which are consistent with the foregoing procedures.

                  G. The Trust agrees to provide Sunstone with prior notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of a Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, and to deliver to Sunstone such documents, certificates, reports and legal opinions as Sunstone may reasonably request.

         4.02 DIVIDENDS AND DISTRIBUTIONS.

                  A. The Trust shall give or cause to be given to Sunstone a copy of a resolution of its Board of Trustees, that either:

                  (i) sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to Sunstone on such payment date, or

                  (ii) authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes Sunstone to rely on a certificate of an Authorized Person setting forth the information described in subsection (i) of this paragraph.

                  B. In connection with a reinvestment of a dividend or distribution of Shares of a Fund, Sunstone shall as of each Fund Business Day, as specified in a certificate or resolution described in paragraph A, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from or on behalf of the Fund on such Fund Business Day.

                  C. Upon the mail date specified in such certificate or resolution, as the case may be, the Trust shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of Sunstone on behalf of a Fund, an amount of cash sufficient for Sunstone to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the

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Shareholders who were of record on the record date. Sunstone will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date. Sunstone shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If Sunstone shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of a Fund as of the record date, Sunstone shall, upon notifying the Trust, withhold payment to such Shareholders until sufficient cash is provided to Sunstone.

                  D. It is understood that Sunstone in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement. It is further understood that Sunstone shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable federal law.

         4.03 RECORDS.

                  A. Sunstone shall keep those records specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. Sunstone may deliver to the Trust from time to time at Sunstone's discretion, for safekeeping or disposition by the Trust in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as Sunstone may deem expedient, other than those which Sunstone is itself required to maintain pursuant to applicable laws and regulations. The Trust shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by Sunstone, which have not been previously delivered to the Trust pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Trust, shall be made available upon request for inspection by the officers, employees, and auditors of the Trust, and shall be delivered to the Trust promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by Sunstone on such date of termination or such earlier date as may be requested by the Trust. Notwithstanding anything contained herein to the contrary, Sunstone shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

                  B. Sunstone agrees to keep all records and other information relative to the Trust's Shareholders confidential, except when requested by a Shareholder or Shareholder's agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest, or when requested by the Trust, the Shareholder, the Shareholder's agent or the dealer of record with respect to such account or as otherwise provided in this paragraph. In the case of any request or demand for the inspection or disclosure of such information by another party, Sunstone shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection or disclosure; provided, however, Sunstone may permit the inspection or make such disclosures without the approval of the Trust to any person in any case where it is advised by its counsel that it may be exposed to potential liability, loss or damage resulting from or relating to the failure to do so (the costs of counsel in considering the matter to be borne by the Trust). Notwithstanding anything herein to the contrary,

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Sunstone may disclose that the Trust has instructed it not to permit the inspection or make the disclosures or otherwise limited or restricted its ability to do so. Records and information which have become known to the public through no wrongful act of Sunstone or any of its employees, agents or representatives, and information which was already in the possession of Sunstone prior to receipt thereof, shall not be subject to this paragraph.


                                    ARTICLE V

                          REPRESENTATION AND WARRANTIES

         5.01 REPRESENTATIONS OF TRUST. The Trust represents and warrants to Sunstone that:

                  A. It is a business trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

                  B. Any officer of the Trust has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Sunstone the names of such Authorized Persons.

                  C. It is duly registered as an investment company under the 1940 Act.

                  D. A registration statement under the Securities Act is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to Shares of the Trust being offered for sale.

                  E. All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Trust's Declaration of Trust and its Prospectus with respect to each Fund, such Shares shall be validly issued, fully paid and non-assessable.

         5.02 REPRESENTATIONS OF SUNSTONE. Sunstone represents and warrants to the Trust that:

                  A. It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

                  B. It is duly registered as a transfer agent under Section 17A of the 1934 Act to the extent required.

                  C. It has received a copy of each Fund's Prospectus which describes how sales and redemptions of Shares shall be made.


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                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

         6.01 INFORMATION UPDATES. During the term of this Agreement the Trust shall have the ongoing obligation to provide Sunstone with the following documents as soon as they become effective: (i) certified copies of all amendments to its Declaration of Trust and By-laws made after the date of this Agreement; and (ii) a copy of each Fund's currently effective Prospectus. For purposes of this Agreement, Sunstone shall not be deemed to have notice of any information contained in any such Prospectus until a reasonable time after it is actually received by Sunstone.

         6.02 SHARE REGISTRATION. The Trust agrees to take or cause to be taken all requisite steps to register the Shares for sale in all states in which the Shares shall at the time be offered for sale and require registration. If the Trust receives notice of any stop order or other proceeding in any such state affecting such registration or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Trust will give prompt notice thereof to Sunstone.

         6.03 COMPLIANCE WITH LAWS. The Trust will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations.

         6.04 ADDITIONAL DUTIES. The Trust agrees that it shall advise Sunstone at least 30 days prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of Sunstone hereunder, and shall proceed with such change only if it shall have received the written consent of Sunstone thereto.

         6.05 TRANSFER AGENT SYSTEM. Sunstone shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights utilized by Sunstone in connection with the Services provided by Sunstone to the Trust herein, excluding any of the foregoing to the extent that they were provided to Sunstone by the Adviser, Sub-Adviser or the Trust in connection with the Services provided by Sunstone herein (the "Sunstone System").

                                   ARTICLE VII

                               TRUST INSTRUCTIONS

         7.01 AUTHORIZED PERSONS. Upon the execution of this Agreement, the Trust shall provide Sunstone with a certificate containing the names of the initial Authorized Persons in a form acceptable to Sunstone. Any officer of the Trust has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Sunstone the names of the Authorized Persons from time to time. The Trust shall provide Sunstone with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood Sunstone shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Trust.


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       7.02 ACCEPTANCE OF INSTRUCTIONS. Sunstone, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Trust only if such representative is an Authorized Person. The Trust agrees that when oral Instructions are given, it shall, upon the request of Sunstone, confirm such Instructions in writing.

       7.03 REQUEST FOR INSTRUCTIONS. At any time, Sunstone may request Instructions from the Trust with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then Sunstone may seek advice from legal counsel for the Trust, or its own legal counsel at the expense of the Trust, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.

       7.04 RELIANCE ON INSTRUCTIONS. Sunstone shall not be liable for acting upon any written Instructions reasonably believed by it to be genuine and to have been signed or made by an Authorized Person or oral Instructions which the individual receiving the instructions on behalf of Sunstone reasonably believes to have been given by an Authorized Person.


                                  ARTICLE VIII

                    LIMITATION OF LIABILITY; INDEMNIFICATION

         8.01 LIMITATION OF LIABILITY. Notwithstanding anything contained in this Agreement to the contrary, Sunstone shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from Sunstone's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, Sunstone shall not be liable for any action taken or omitted to be taken in accordance with instructions received by it from an officer or representative of the Trust.

         8.02 INDEMNIFICATION. The Trust agrees to indemnify and hold harmless Sunstone, its employees, agents, officers, directors and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may be asserted against Sunstone or for which Sunstone may be held liable (a "Claim") arising out of or in any way relating to any of the following:

                  (a) any action of Sunstone required to be taken, or omitted to be taken, pursuant to the Agreement, unless a Claim resulted from Sunstone's willful misfeasance, bad faith, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

                  (b) Sunstone's reliance on, or use of information, data, records and documents received by Sunstone from the Trust, or any third party acting on behalf of the Trust, in the performance of Sunstone's duties and obligations hereunder;

                  (c) the reliance on, or the implementation of, any Instructions or any other requests of the Trust on behalf of the applicable Fund;


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                  (d) Sunstone's acting upon telephone or electronic
instructions relating to the exchange or redemption of Shares received by Sunstone in accordance with procedures established by Sunstone and the Trust;

                  (e) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state except to the extent Sunstone knowingly permits the sale of shares in a state in which the Trust has instructed Sunstone, in writing, not to accept sales; or

                  (f) the Trust's refusal or failure to comply with the terms of the Agreement, or any Claim that arises out of the Trust's negligence or misconduct or breach of any representation or warranty of the Trust made herein.

         8.03 INDEMNIFICATION PROCEDURES. Sunstone will notify the Trust promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the Trust may be required to indemnify or hold Sunstone harmless hereunder. In such event, the Trust shall have the option to defend Sunstone against any Claim, and, in the event that the Trust so elects, such defense shall be conducted by counsel chosen by the Trust and approved by Sunstone in its reasonable discretion. Sunstone shall not confess any Claim or make any compromise in any case in which the Trust will be asked to provide indemnification, except with the Trust's prior written consent. The obligations of the parties under the Sections 8.02 and 8.03 shall survive the termination of this Agreement.

         8.04 FORCE MAJURE. Sunstone assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. Sunstone will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond Sunstone's control.

         8.05 CONSEQUENTIAL DAMAGES. In no event and under no circumstances shall Sunstone, its affiliates or any of its or their officers, directors, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

         8.06 ADDITIONAL LIMITATIONS AND EXCLUSIONS. Notwithstanding any other provision of this Agreement, Sunstone shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

                  (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Trust, as the case may be, to request such sale or issuance;

                  (b) The legality of a transfer of Shares or of a purchase or redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Trust, as the case may be, to request such transfer or redemption;


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


                  (c) The legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or

                  (d) The legality of any recapitalization or readjustment of Shares.


                                   ARTICLE IX

                              TERM AND TERMINATION

         9.01 TERM. This Agreement shall remain in full force and effect until February 16, 2001, (the "Initial Term") and thereafter shall automatically extend for additional, successive twelve (12) month terms unless earlier terminated as provided below.

         9.02 TERMINATION. Either party may terminate this Agreement at any time after the Initial Term by giving the other party a written notice specifying the date of such termination (the "Termination Date"), which shall be not less than sixty (60) days after the date notice is deemed given in accordance with Section
10.01. In the event such notice is given by the Trust, it shall be accompanied by a copy of a resolution of the Board of Trustees of the Trust, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by Sunstone, the Trust shall on or before the Termination Date, deliver to Sunstone a copy of a resolution of its Board of Trustees certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Trust, the Trust shall be deemed to be its own transfer agent as of the Termination Date and Sunstone shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by Sunstone, but unpaid by the Trust upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

         9.03 EFFECT OF TERMINATION. Upon the termination of the Agreement as provided herein, Sunstone, upon the written request of the Trust, shall deliver the records of the Trust to the Trust or its successor transfer agent in the form maintained by Sunstone at the expense of the Trust. The Trust shall be responsible to Sunstone for all out-of-pocket expenses and for the costs and expenses associated with the preparation and delivery of such media, including, but not limited to: (a) any custom programming requested by Trust in connection with the preparation of such media and agreed upon by Sunstone; (b) transportation of forms and other materials used in connection with the processing of Trust transactions by Sunstone; and (c) transportation of records and files in the possession of Sunstone. In addition, Sunstone shall be entitled to such compensation as the parties may mutually agree for any services requested by the Trust in connection with the termination of this Agreement or the liquidation or merger of the Trust. Sunstone shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust.

                                    ARTICLE X

                                  MISCELLANEOUS

          10.01 USE OF TRUST AND FUND NAMES. The Transfer Agent shall not use the name of the Trust or any Fund in a manner not approved by the Trust prior thereto in writing; provided, however, that the approval of the Trust shall not be required for the use of the Trust's name or the name of any Fund in connection with communications and records permitted by Articles II and IV hereof or in connection with fulfilling its obligations and duties hereunder, or in connection with exercising its rights or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority or in connection with the marketing and related materials for the Transfer Agent and its affiliates.

         10.02 NOTICES. Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

       If to Sunstone:        Sunstone Financial Group, Inc.
                              207 East Buffalo Street, Suite 400
                              Milwaukee, Wisconsin 53202
                              Attention:  President
                              with a copy to: General Counsel

       If to the Trust:       Lend Lease Funds
                              c/o Lend Lease Rosen Real Estate Securities, LLC
                              1995 University Ave.
                              Suite 550
                              Berkeley, CA 04704
                              Attention:  President

         10.03 AMENDMENTS/ASSIGNMENTS.

                  A. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

                  B. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, except that Sunstone may assign this Agreement to an affiliate with 90 days'advance written notice to the Trust.

         10.04 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to its conflict of law provisions.

         10.05 SEVERABILITY. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         10.06 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

         10.07 NON-EXCLUSIVITY; OTHER AGREEMENTS. The services of Sunstone hereunder are not deemed exclusive and Sunstone shall be free to render similar and other services to others. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

         10.08 CAPTIONS. The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         10.09 TRUST LIMITATIONS. This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SUNSTONE FINANCIAL GROUP, INC.              LEND LEASE FUNDS


By:  ------------------------------         By: --------------------------------
              (Signature)                                (Signature)

     ------------------------------             --------------------------------
              (Name)                                     (Name)

     ------------------------------             --------------------------------
              (Title)                                    (Title)

     ------------------------------             --------------------------------
              (Date Signed)                              (Date Signed)

                                   SCHEDULE A
                                     TO THE
                            TRANSFER AGENT AGREEMENT
                                 BY AND BETWEEN
                                LEND LEASE FUNDS
                                       AND
                         SUNSTONE FINANCIAL GROUP, INC.



                                  NAME OF FUNDS


                   Lend Lease U.S. Real Estate Securities Fund

                                   SCHEDULE B
                                     TO THE
                            TRANSFER AGENT AGREEMENT
                                 BY AND BETWEEN
                                LEND LEASE FUNDS
                                       AND
                         SUNSTONE FINANCIAL GROUP, INC.


                                SERVICE SCHEDULE


SERVICES

     - Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts

     -   Store account documents electronically

     - Receive and respond to investor account inquiries by telephone, mail, or e-mail, if desired

     - Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions

     -   Process dividend payments by check, wire or ACH, or reinvest dividends

     - Issue daily transaction confirmations and monthly or quarterly statements

     - Mail prospectus, annual and semiannual reports, and other shareholder communications to existing shareholders

     - File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the IRS

     - Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent

     -   Calculate 12b-1 plan and shareholder servicing fees

     - Provide standards to structure forms and applications for efficient processing

OPTIONAL SERVICES

The Funds may contract with Sunstone to provide one or more of the following optional services. Additional fees apply.

    - Personal follow-up calls to prospects who return incomplete applications

    - Comprehensive clerical confirmation statements for maintenance transactions

    -    Average cost calculations and cost basis statements

    -    Shareholder "welcome" packages with initial confirmation

    - Access to Sunstone's Tax and Retirement Group to answer questions and coordinate retirement plan options

    - Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

    -    Money market funds for short-term investment or exchanges

    -    Dedicated service representatives

    -    Weekend shareholder services

    -    Customized reorder form tracking

    -    Give dealers access through NSCC's Fund/SERV and Networking

    -    Customized forms and applications

                                   SCHEDULE C
                                     TO THE
                            TRANSFER AGENT AGREEMENT
                                 BY AND BETWEEN
                              THE LEND LEASE FUNDS
                                       AND
                         SUNSTONE FINANCIAL GROUP, INC.


                                  FEE SCHEDULE



SERVICES

The following fees are charged for standard shareholder services:


BASE FEES

    -    Open account fee (per year)
         -    No load equity and non-daily accrual fixed income funds                 $8.50
              -    Additional for 12b-1 fee                                           $0.75
              -    Additional for front-end load                                      $1.50
              -    Additional for CDSC or back-end load                               $2.00
         -    Money market and daily accrual fixed income funds                      $11.00
              -    Additional for 12b-1 fee                                           $0.75
              -    Additional for front-end load                                      $1.50
              -    Additional for CDSC or back-end load                               $2.00
    -    Closed account fee (per year)                                                $3.00
    -    Monthly base (per fund)
         -    One to three funds in fund family                                      $1,500*
         -    4 or more funds in fund family                                         $1,000
         -    Add for multiclass (per class)                                             25%

         *Discounted to $1,000 per month for the first year of operation.

ACCOUNT MAINTENANCE FEES (PER OCCURRENCE)

    -    New account set up                                                           $3.00
    -    Financial transactions                                                       $1.50
    -    Maintenance transactions                                                     $1.00
    -    Research/correspondence                                                      $2.50
    -    Transfer on death (TOD) set-up                                               $7.50
    -    Fund/SERV
         -     Initial set-up per fund family                                        $3,500
         -     Set-up fee per subsequent CUSIP                                       $1,000
         -     New account set-up                                                     $1.00
         -     Per transaction - no load fund                                         $0.25
         -     Per transaction - load fund                                            $0.35
         -     Adjustments and rebills                                                $2.50
         -     Fund/SERV direct charges                                             at cost

                                       18


    -    Commission/SERV (per check)                                                  $0.25
    -    ACH/AIP/SWP/automatic exchanges
         -     Set-up                                                                 $1.00
         -     Per transaction                                                        $0.25
    -    Withholding per eligible account per year                                    $0.25
    -    Account transcripts older than 2 years
         (may be charged to shareholders)                                             $5.00
    -    Locating lost shareholders                                                   $8.00
    -    Postal clean up per account                                                  $3.00
         Tax ID number solicitation                                                   $2.50

SHAREHOLDER SERVICING FEES

    -    Telephone calls (per call)                                                   $2.50
    -    Annual maintenance per omnibus account                                        $150

TAX AND RETIREMENT FEES

    -    Retirement accounts (IRA/Roth/others)
         -     Annual maintenance per account (may be
               charged to shareholders)                                              $12.50
         -      Account distribution (may be charged to shareholders)                $12.50
    -    IRA transfer/rollover                                                        $7.50

DOCUMENT SERVICES

    -    Per statement, confirmation and check processing                             $0.25
    -    Per tax form processing                                                      $0.25
    -    Per label printing for proxy or marketing purposes                           $0.10
    -    Bulk mailings/insert handling charge
         -     1 insert                                                               $0.06
         -     2 - 3 inserts                                                          $0.08
         -     4 or more inserts                                                  as quoted
    -    Production of ad hoc reports                                      starting at $100

SUNSTONE OFFERED MONEY MARKET EXCHANGE VEHICLES

    -    One-time set up per money market fund used                                  $2,000
    -    Monthly base fee per money market fund used                                   $650
    -    Money market checkbooks                                                    at cost
    -    Signature verification of check writing                                      $2.00

FORMS AND APPLICATIONS

    -    Standard applications and forms in electronic format                     no charge
    -    Customized forms                                                         as quoted

REPROCESSINGS DUE TO NAV ERRORS

This charge applies when shareholder transactions are required to be reprocessed as a result of NAV errors caused by other than the willful misconduct or negligence of Sunstone.

    -    Base fee (per occurrence, per day, per fund)                                  $750
    -    Transaction fee                                                              $1.00



FUND/SERV ACCESS

    -    Use of Sunstone Fund/SERV membership (per fund/per year)
         -     First three funds in fund family                                             $2,000
         -     4 or more funds                                                              $1,000

CUSTOM PROGRAMMING

Additional fees at $150 per hour or quoted by project may apply for special programming to meet your servicing requirements or to create custom reports.

OUT-OF-POCKET EXPENSES

DOCUMENT CHARGES
    -    Copying charges (per page)                                                          $0.15
    -    Facsimile charges (per fax)                                                         $1.25
    -    Inventory and records storage                                               $20.00/pallet

SUPPLIES AND SERVICES
    -    Statement paper, check stock, envelopes, tax forms                                at cost
    -    Postage and express delivery charges                                              at cost
    -    Tape/disk storage                                                                 at cost
    -    Telephone and long distance                                                       at cost
    -    P.O. box rental                                                                   at cost
    -    Toll-free number                                                                  at cost

BANK CHARGES
    -    Bank account service fees and any other bank charges                              at cost
    -    Outgoing wire fee                                                          varies by bank
    -    Non-sufficient funds                                                       varies by bank
    -    Stopped check on money market funds                                                $25.00


OPTIONAL SERVICES

Certain premium services described on Schedule B may be purchased on an as-needed basis. Fees for premium services will be based on Sunstone's current rate at the time services are purchased.



                                       20